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                                                                   Exhibit 10.12


                              EMPLOYMENT AGREEMENT

      This Agreement (the "Agreement") is made and entered into as of this April 15, 2004 (the "Effective Date"), by and between WORLD POKER TOUR, LLC, a Delaware limited liability company ("Employer" or "Company"), and Audrey Kania, an individual resident of the State of California (the "Executive").

      WHEREAS, the Board of Directors of Company (the "Board") has determined that it is in the best interest of the Company to employ and retain Executive as a member of the senior management team of the Company; and

      WHEREAS, Executive has accepted this position with the Company; and

      WHEREAS, the Board and the Executive wish to enter into this Agreement to document the terms of the Executive's employment with the Company; and

      WHEREAS, the Board wishes to encourage the Executive to continue her employment with the Company and the Board believes that this objective can be best served by providing for a compensation arrangement for the Executive upon the Executive's termination of employment under certain circumstances in the event of a Change of Control (as hereinafter defined).

      NOW, THEREFORE, in consideration of the mutual promises and covenants and the respective undertakings of the Company and Executive set forth below, the Company and Executive agree as follows:

                                    AGREEMENT

      1. Employment. The Company hereby employs Executive, and Executive accepts such employment and agrees to perform services for the Company, for the period and upon the other terms and conditions set forth in this Agreement.

      2. Term. Two Years beginning at the Effective Date above.

      3. Base Salary. Employer shall, during the term of this Agreement, pay Executive an annual base salary in the amount of Two Hundred Fifty Thousand and No/100 Dollars ($250,000), or such higher amount as may from time-to-time be determined by Employer in its sole discretion. Such salary shall be paid in equal installments in the manner and at the times as other employees of Employer are paid. Catch-up payment for sums underpaid prior to the execution of this agreement shall be made as soon as practicable upon the execution of this Agreement.

      3.5 Stock Options: All current World Poker Tour, LLC options shall be converted into options to purchase shares of WPT common stock at the same ratio used to convert Steve Lipscomb and Lakes Entertainment's LLC units into shares of WPT common stock. The exercise price per share will be adjusted accordingly, but the aggregate exercise price will remain the same. The

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vesting schedule will remain the same (i.e. 50% vested as of the date hereof, with an additional 25% vesting on each of February 25, 2005 and 2006). In addition, if the WPT successfully goes public by under the current S-1 filing, on the date of the IPO, you will receive a new option to purchase 200,000 shares of WPT common stock. The new option will vest in equal installments over three years in accord with Company's option plan.

         4. Incentive Compensation. Executive shall, during the term of this Agreement, participate in Employer's incentive compensation program from time-to-time established and approved by the Employer's Board, such participation to be the same terms and conditions as from time-to-time apply to senior and executive vice presidents of Employer.

         5. Benefits. Employer shall, during the term of this Agreement, provide to Executive such benefits as are provided by Employer to other senior and executive vice presidents of Employer. Executive shall pay for the portion of the cost of such benefits as it from time-to-time reasonably established by Employer as the portion of such cost to be paid by senior and executive vice presidents of Employer.

      6. Duties. The duties to be performed by Executive during the term of this Agreement shall be reasonably designated from time-to-time by the Board of Directors of Employer.

      7. Termination Without Cause; Constructive Termination.


      The provisions of this Section 7 shall apply following any termination of Executive which is either (i) Without Cause (as defined below); or (ii) is a Constructive Termination (as defined below) notwithstanding any provision otherwise in any stock option agreement between the Company and the Executive which provides for the grant to Executive of the right to purchase shares of stock of the Company. In the event that Executive's employment is terminated, at any time, and such termination is either (i) Without Cause; or (ii) is a Constructive Termination:

            a. Stock Options. All outstanding options to purchase shares of stock in the Company shall immediately vest and become immediately exercisable and, Executive or Executive's legal representative shall be allowed to exercise her right to purchase shares of stock according to the Company Stock Option program under any such option agreements (whether entered into before or after the date of this Agreement); and

            b. Severance Payment. Executive shall be entitled to receive her Base Salary (including any accrued vacation) through her termination date and shall also be entitled to receive severance benefits equal to her Base Salary, plus the equivalent of bonus or incentive compensation (based upon the average bonus percentage rate for the two (2) fiscal years of the Company preceding such termination) for six (6) months payable on a regular basis pursuant to Sections 3 and 4 of this Agreement.


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      8. Certain Definitions.

            a. Annual Compensation. For the purposes of this Agreement, Annual Compensation shall mean Executive's annual base salary.

            b.    Termination Without Cause.

                  i. For the purposes of this Agreement, "Termination Without Cause" shall mean termination of the Executive by the Company for reasons other than:

                        (1)   the commission of a felony;

                        (2) the theft of embezzlement of property of Employer or the commission of any similar act involving moral turpitude;

                        (3) the failure of Executive to substantially perform her reasonable material duties and responsibilities under this Agreement for any reason other than the Executive's death or disability and, if the Board of Directors determines, at its sole discretion, that the failure is curable, such failure is not reasonably cured within thirty (30) days after written notice of such failure;

                        (4) the Executive's material violation of a significant reasonable Company policy; and, if the Board of Directors determines, at its sole reasonable discretion, that such violation is curable, such violation is not reasonably cured within thirty (30) days after written notice of such violation from the Company.

                        (5) The Executive is denied a gaming license or in the opinion of the Board of Directors, Executive is not licensable for such a license.

            c.    Constructive Termination.

                  For the purposes of this Agreement, "Constructive Termination" shall mean either:

                        (1) an adverse change in Executive's annual compensation or benefits or

                        (2) the breach by the Company of any material provision of this Agreement.

            For either of the above to rise to the level of "Constructive Termination", Executive must give Company written notice that she regards such conduct as "Constructive Termination".


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      9. Confidentiality.

      Except to the extent required by law, Executive shall keep confidential and shall not, without the Company's prior, express written consent, disclose to any third party, other than as reasonably necessary or appropriate in connection with Executive's performance of her duties under the Agreement or any employment agreement, if any, any confidential information regarding the Company, its business, methods of operation, employees, projects plans and prospects, which information has not been released to the public by the Company. The provisions of this Section 9 shall remain in effect after the expiration or termination of this Agreement.

      10. Agreement Not to Solicit Employees of Company.

      Executive hereby agrees not to, without the prior written consent of the Company's Board, directly or indirectly solicit for employment, endeavor to entice away from the Company or otherwise interfere with the Company's relationship with any person who is employed by or otherwise engaged to perform services for the Company, whether for Executive's own account or for the account of any other individual, partnership, firm or corporation or other business entity for the term of this contract plus six months after the contract's termination.

      11. Acknowledgements; Irreparable Harm.

      Executive agrees that the restrictions on competition, solicitation and disclosure in this Agreement are fair, reasonable and necessary for the protection of the interests of the Company. Executive further agrees that a breach of any of the covenants set forth in Section 9 and 10 of this Agreement will result in irreparable injury and damage to the Company for which the Company would have no adequate remedy at law, and Executive further agress that in the event of a breach, the Company will be entitled to an immediate restraining order and injunction to prevent such violation or continued violation, without having to prove damages, in addition to any other remedies to which the Company may be entitled to at law or in equity.

      12. Notification to Subsequent Employers.

      Executive grants the Company the right to notify any future employer or prospective employer of Executive concerning the existence of and terms of
Section 10 (Agreement Not to Solicit Employees of Company) of this Agreement and grants the Company the right to provide a copy of that Paragraph to any such subsequent employer or prospective employer.

      13. Resolution of Disputes.

      Any controversy, claim or dispute arising out of or relating to the Agreement or the breach of this Agreement shall be settled by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association, and a judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction.


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      13. Intentionally Blank

      14. Intentionally Blank

      15. Intentionally Blank

      16. Withholding.

      The Company may withhold from any amounts payable under this Agreement the minimum Federal, state and local taxes as shall be required to be withheld pursuant to any applicable law, statute or regulation.

      17. Successors and Assigns.

      This Agreement is binding upon, and shall inure to the benefit of the Company and the Executive and all successors and assigns of the Company. This Agreement shall be binding upon and inure to the benefit of the Executive and her heirs and personal representatives. The Company will require any successor (whether direct or indirect, by purchase, merger or consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform the Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

      18. Miscellaneous.

            a. This Agreement shall be governed by, and construed in accordance with, the laws of the State of California, without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified except by a written agreement executed by the parties hereto or their respective successors and legal representatives.

            b. All notices and other communications under this Agreement shall be in writing and shall be given by hand to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

            IF TO THE EXECUTIVE:

            Audrey Kania
            World Poker Tour, LLC
            1041 N. Formosa Avenue
            Formosa Building, Suite 99
            West Hollywood, CA 90046


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            IF TO THE COMPANY:

            World Poker Tour, LLC
            1041 N. Formosa Avenue
            Formosa Building, Suite 99
            West Hollywood, CA 90046

            WITH A REQUIRED COPY TO:

            Sheppard Mullin Richter & Hampton, LLP
            Attn: Shaun Clark, Esq.
            1901 Avenue of the Stars, 16th Floor
            Los Angeles, CA  90067

or to such other address as either party furnishes to the other in writing in accordance with this paragraph (b) of Section 18. Notices and communications shall be effective when actually received by the addressee.

            c. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement. If any provision of this Agreement shall be held invalid or unenforceable in part, the remaining portion of such provision, together with all other provisions of this Agreement, shall remain valid and enforceable and continue in full force and effect to the fullest extent consistent with the law.

            d. The Executive's or the Company's failure to insist upon strict compliance with any provision of, or to assert any right under, this Agreement shall not be deemed to be a waiver of such provision or right or of any other provision of or right under this Agreement.

            e. This Agreement may be executed in several counterparts, each of which shall be deemed an original, and said counterparts shall constitute but one and the same instrument.

      19. Entire Agreement.

      This Agreement constitutes the entire agreement between the parties, supersedes all prior agreements and understandings between the parties with respect to the subject matter hereof and may not be modified or terminated orally. No modifications, termination or attempted waiver of this Agreement shall be valid unless in writing and signed by the party against whom the same is sought to be enforced.


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      IN WITNESS WHEREOF, the Executive has hereunto set the Executive's hand and pursuant to the due authorization of its Board, the Company has caused this Agreement to be executed in its name and on its behalf, all as of the day and year first written above.

      WORLD POKER TOUR, LLC.:            EXECUTIVE



 By: /s/ Steven Lipscomb                 /s/ Audrey Kania
        ------------------------------       -----------------------------------
        Its:  President                      Audrey Kania